Exhibit (d)(10)

NONDISCLOSURE AGREEMENT

THIS NONDISCLOSURE AGREEMENT (this “Agreement”) is entered into and is effective as of November 18, 2013 (the “Effective Date”), by and between Fusion-io, Inc., a Delaware corporation (“Company”), and SanDisk Corporation, a Delaware corporation (“SanDisk,” and each also referred to as “Party” or together as “Parties”).

In consideration for the Parties’ agreement to participate in the activities described below, the Parties agree as follows:

1.                          Purpose.  In connection with a potential or possible business opportunity or transaction between the Parties pursuant to which SanDisk would acquire the Company (collectively, the “Transaction”), Company may find it beneficial to disclose to SanDisk certain information (the “Evaluation Material”).  Evaluation Material shall include all information disclosed by Company about Company and its subsidiaries and shall include, but is not limited to, business plans, marketing plans, financial statements, contracts, customer lists, trade secrets, sales information, product designs and specifications, information about any third party and other materials and information related to Company or its subsidiaries.

2.                          Confidential Information.  The term “Confidential Information” shall mean Evaluation Material that is furnished by or on behalf of Company to SanDisk or its Representatives, regardless of the manner in which it was furnished, on or after the Effective Date.

The confidentiality obligations in Paragraph 3 below shall not apply to the disclosed information that: (a) is already known to or in possession of SanDisk on a nonconfidential basis at the time disclosed by Company, provided that such information was not made available to SanDisk from a source other than the Company who was, to SanDisk’s knowledge (after commercially reasonable investigation), subject to an obligation to Company to keep such information confidential; (b) is or becomes generally available to the public through no breach of this Agreement or the Prior NDA; (c) becomes legally available to SanDisk on a nonconfidential basis from a source other than Company who is not, to the knowledge of SanDisk (after commercially reasonable investigation), subject to any obligation to Company to keep such information confidential; or (d) is or has been independently developed by SanDisk without reference to or use of the Evaluation Material.

3.                          Protection of Confidential Information.  For itself and on behalf of its Representatives (as defined below), each of the Parties hereto agree to the following:

(a)                                             SanDisk will keep all Confidential Information confidential, and shall not disclose any Confidential Information to any Person other than SanDisk’s and its subsidiaries’ officers, directors, agents, employees, controlled affiliates and advisors (including, without limitation, financial, legal, tax and accounting advisors) (collectively, the “Representatives”) who, in each case, have a reasonable need to know, or have access, in order to evaluate a Transaction and who, in each case, agree that, either as a condition to employment or in order to obtain the Confidential Information, to be bound by terms and conditions not less restrictive than those terms and conditions applicable to SanDisk under this Agreement.  SanDisk agrees that neither it nor any of its Representatives will, without the prior written consent of the Board of Directors of Company (or any committee thereof), directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide SanDisk or its affiliates with financing or other potential sources of capital on an exclusive basis in connection with a transaction involving the Company, or that would have the effect of preventing, impairing or otherwise limiting the ability of any person to provide financing or other potential sources of capital to any other person in connection with a transaction involving Company.

In no event shall SanDisk or any of its Representatives use Confidential Information for any purpose other than in connection with its evaluation of a Transaction or the consummation of a Transaction.

In addition, without the prior written consent of the other Party, neither Party will, and such Party will cause its Representatives not to, disclose to any Person or entity, (a) that the Evaluation Material has been made available to SanDisk or its Representatives, (b) that discussions are taking place between the Parties concerning a Transaction, or (c) any terms or other facts with respect to any Transaction, including, without limitation, the status thereof or the identity (by name or identifiable description) of either Party; provided, however, that a Party is permitted to disclose such information (i) as required by law, subject to and in accordance with the conditions set forth in Section 3(b) below and (ii) to such Party’s Representatives who are actively and directly participating in such Party’s evaluation of the Transaction or who otherwise need to know such Confidential Information for the purpose of evaluating the Transaction.

Neither Party shall communicate any information to the other Party in violation of the proprietary rights of any third party. In no event shall SanDisk use less than the same degree of care to protect the Confidential Information as it would employ with respect to its own information which SanDisk considers confidential, or less than reasonable care.

SanDisk shall cause its Representatives to comply with the terms of this Agreement as if such Representative were SanDisk hereunder, and SanDisk shall be responsible for any action taken or omissions made by its Representatives that would have been a violation or breach of the terms of this Agreement had such action or omission been taken or made by SanDisk.  In this Agreement, “Person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.  Notwithstanding the foregoing, Company hereby acknowledges and agrees that where any of SanDisk’s third party advisor Representatives has agreed in a writing addressed to Company (and which expressly provides that Company is a third party beneficiary of such written agreement) to be bound by the confidentiality and use provisions contained herein and any other term of this Agreement that is applicable to Representatives, with respect to any breach of this Agreement by such third party advisor Representative, the Company shall attempt to recover any monetary damages of Company against such third party advisor Representative for its breach of this Agreement prior to seeking monetary damages against SanDisk for such breach.

(b)                     If SanDisk or any Representative of SanDisk is requested to disclose, or faces legal or regulatory action or is subject to legal or regulatory proceedings requiring disclosure of Confidential Information (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of SanDisk’s or Company’s securities are listed or quoted), then, promptly following such request and prior to disclosing any such Confidential Information, SanDisk will provide Company with notice of any such request or requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement and SanDisk shall consult with Company with respect to Company and SanDisk taking steps to, and shall, to the extent commercially reasonably and at the sole expense of Company, take such actions reasonably requested by Company in order to, resist or narrow the scope of such request or legal process.  To the extent such protective order or other remedy is not obtained, or Company waives compliance with the terms hereof, if SanDisk or any of its Representatives are nonetheless legally compelled to disclose such information, SanDisk and any such Representative may disclose only that portion of the Confidential Information which is legally required to comply with the law or such bona fide regulatory or legal requirement.

If either Party or any of their respective Representative is requested to disclose, or faces legal or regulatory action or is subject to legal or regulatory proceedings requiring disclosure of the information referred to in the third paragraph of Section 3(a) above (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of SanDisk’s or Company’s securities are listed or quoted), then, promptly following such request and prior to disclosing any such information, the Party receiving such request will provide the other Party with notice of any such request or requirement so that such other Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement and the Party receiving such request shall consult with the other Party with respect to taking steps to, and shall, to the extent commercially reasonably and at the sole expense of such other Party, take such actions reasonably requested by the other Party in order to, resist or narrow the scope of such request or legal process.  To the extent such protective order or other remedy is not obtained, or either Party waives compliance with the terms hereof, if either Party or any of its Representatives are nonetheless legally compelled to disclose such information, such Party and its Representative may disclose only that portion of the information referred to in the third paragraph of Section 3(a) above which is legally required to comply with the law or such bona fide regulatory or legal requirement.

(c)                                              To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have common legal interests with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Confidential Information provided by a Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.  Nothing in this Agreement obligates any Party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

(d)                                             Notwithstanding any other provision in this Agreement, including (without limitation) those provisions regarding the use of Confidential Information, SanDisk shall be entitled to use (but not disclose) for any purpose, without payment or other compensation to Company, any Residual Knowledge (as subsequently defined), provided that the foregoing is not a license or immunity under any patent rights, copyrights, maskwork rights or trademark rights.  The term “Residual Knowledge” means technical knowledge in non-tangible form, which is retained in the unaided memory of SanDisk personnel as a result of authorized access to Confidential Information hereunder and who have made no effort to use Confidential Information to refresh their recollection in anticipation of or in conjunction with the use of any Residual Knowledge.

4.                          Return of Confidential Information.  All Confidential Information furnished under this Agreement shall remain the property of Company and within ten (10) business days after Company’s written request, except and only to the extent that complying with such request, in the opinion of SanDisk’s legal counsel (which may be internal counsel), would be prohibited by law or regulatory authority, SanDisk will and will cause its Representatives to (a) destroy or return to Company the Confidential Information in the possession or control of SanDisk or its Representatives that is not electronically stored and SanDisk and its Representatives shall not retain any copy, compilation, summary or other derivative work thereof or therefrom, (b) destroy Confidential Information in the possession or control of SanDisk or its Representatives that is electronically-stored and any copy, compilation, summary or other derivative work thereof or therefrom, and (c) certify to Company in writing that SanDisk has fully complied with the provisions of clauses (a) and (b) of this paragraph; provided, however, that SanDisk may retain Confidential Information (“Retained Confidential Information”) in order to comply with applicable law, regulation, or SanDisk’s document retention policies; provided, however, that (i) Retained Confidential Information shall continue to be subject to the terms of this Agreement (including, without limitation, the confidentiality and non-use provisions) so long as such Retained Confidential Information is retained by SanDisk, notwithstanding the prior termination or expiration of this Agreement and (ii) SanDisk and its Representatives shall not access such Retained Confidential Information except as required in order to comply with applicable law or regulation.

5.                          No License or Warranty.  Except as expressly set forth in this Agreement or in a separate written agreement signed by the Parties, no license under any patents, copyrights, mask rights or other proprietary rights is granted or conveyed by Company’s transmittal of Confidential Information or Evaluation Material under this Agreement.  The Evaluation Material is provided “as is” and there are no representations or warranties, express or implied, with respect to the information, including but not limited to a warranty against infringement, accuracy or completeness.

6.                                      Standstill.  For a period commencing with the Effective Date and ending on the date that is twelve (12) months following the Effective Date, SanDisk shall not, and it shall not cause or permit its Representatives acting on its behalf or in concert with SanDisk to, without the prior written consent of the Company’s board of directors:

(a)                     acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Company or any subsidiary thereof, or any substantial portion of the assets of Company or any subsidiary or division thereof;

(b)                     make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission) any voting securities of Company, or seek to advise or influence any Person or entity with respect to the voting of any voting securities of Company;

(c)                      make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Company or any of its securities or assets;

(d)                     form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing;

(e)                      otherwise act or seek to control the management, board of directors or policies of Company;

(f)                       take any action that could reasonably be expected to require Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or

(g)                      subject to the following proviso, request Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 6;

provided that, SanDisk shall be permitted (i) to make private, non-public proposals to the chairman of the board or chief executive officer of Company with respect to any type of acquisition or business combination transaction or (ii) to request Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 6, in each case, so long as SanDisk reasonably believes, based on the advice of SanDisk’s counsel, that neither it nor Company will be required by applicable law, rule or regulation to publicly disclose such proposals; provided, further, that SanDisk shall not be responsible for any breach of this Section 6 by its third-party advisor Representatives unless any such Representative is acting on behalf of, or in concert with, SanDisk.

The provisions of this Section 6 shall be suspended during the pendency of a transaction giving rise to the occurrence of a Significant Event.  A “Significant Event” shall be deemed to occur (a) if any Person or group (as defined in Section 13(d)(3) of the Exchange Act), other than SanDisk or one of its

Representatives or affiliates, shall enter into a definitive agreement with the Company to acquire more than 50% of the voting power of the outstanding voting securities of Company or assets of Company or its subsidiaries representing more than 50% of the consolidated earning power of Company and its subsidiaries or (b) a tender or exchange offer for more than 50% of the Company’s outstanding voting securities is commenced by any person other than the Company (and remains pending), and within ten (10) business days thereafter the board of directors of the Company has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of the Company not tender any equity securities of the Company into such tender or exchange offer.  Notwithstanding the foregoing, all other sections of this Agreement shall continue to apply to the Parties.

7.                          Non-solicitation.  SanDisk agrees that it will not (nor will it permit any of its Representatives on its behalf or acting in concert with SanDisk) at any time from the Effective Date until the date that is twelve (12) months following the Effective Date, directly or indirectly, solicit for employment any Subject Employee.  For purposes of this Agreement, “Subject Employee” shall mean any employee of the Company or its subsidiaries who hold a title of “Executive Vice President” or above.  The restrictions of this paragraph shall not apply to any general solicitations for employment, such as newspaper or internet help wanted advertisement that is not directed to or focused on personnel employed by the other party or any of its subsidiaries.

8.                          No Inducement or Commitment.  Confidential Information provided to SanDisk does not and is not intended to represent an inducement or commitment by either Party to engage in any discussions regarding or enter into any business relationship, including, without limitation, the Transaction, with the other Party or with any other entity.  If the Parties hereto desire to pursue a Transaction, the Parties will execute a separate written agreement to govern the Transaction.

9.                          Equitable Relief.  SanDisk acknowledges that a breach of this Agreement by SanDisk may result in immediate and irreparable harm to Company or its subsidiaries, for which there will be no adequate remedy at law, and that Company shall be entitled to equitable relief if SanDisk breaches or threatens to breach any provision of this Agreement and to compel SanDisk to cease and desist all unauthorized use and disclosure of Confidential Information or other violations of this Agreement.

10.                   Notices.  All notices under this Agreement shall be deemed to have been duly given upon (a) the receipt of the notice, when mailed postpaid and receipt requested, to the Party entitled to such notice at the address set forth below; (b) by personal delivery, deemed duly given at the time of personal delivery; (c) by overnight courier, deemed duly given upon written verification of receipt; or (d) by facsimile transmission, deemed duly given upon acknowledgment of receipt of electronic transmission.

11.                   Term of Agreement.  This Agreement shall commence on the Effective Date and shall terminate upon the date that is two (2) years following the Effective Date, provided, that, notwithstanding any termination of this Agreement, (i) any breach of this Agreement shall survive for the statute of limitations relating thereto, and (ii) the terms set forth in, and obligations of SanDisk set forth in, Section 4 (and the terms hereof referenced therein) with respect to Retained Confidential Information shall survive such termination in accordance with the provisions of Section 4.

12.                   Assignment and Binding Effect.  Without the prior written consent of the other Party hereto, neither Party may assign its rights or obligations under this Agreement to any Person.  This Agreement shall benefit and be binding upon the Parties to this Agreement and their respective successors and assigns.

13.                   Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the state of Delaware exclusive of its choice of law principles. The federal or state courts of Wilmington, Delaware shall have exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement, and each Party hereby consents to the jurisdiction and venue of such courts.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14.                   No Agreement.  The Parties hereto understand and acknowledge that no contract or agreement providing for any Transaction shall be deemed to exist between them unless and until a final definitive agreement has been executed and delivered, and the Parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with a Transaction unless and until the Parties have entered into a final definitive agreement.  The Parties also agree that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement, except for the matters specifically agreed to herein.

15.                   Securities Laws.  Each Party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other Person when it is reasonably foreseeable that such other Person is likely to purchase or sell such securities in reliance upon such information.

16.                   Miscellaneous.  This Agreement embodies the entire understanding between the Parties regarding the subject matter of this Agreement and supersedes any and all other negotiations, correspondence, understandings and agreements between the Parties or their respective Representatives regarding such subject matter, including, without limitation, that, solely with respect to Evaluation Material being shared in connection with the Transaction after the Effective Date, this Agreement shall supersede that certain Confidential Information Exchange Agreement, dated as of September 22, 2010 (the “Prior NDA”), between SanDisk and the Company (provided, that (i) the Prior NDA shall be superseded solely for purposes of Evaluation Material shared by the Company to SanDisk in connection with the Transaction and (ii) each Party shall retain its rights against the other Party for any violation or breach of the Prior NDA) and any “clickthrough” agreement relating to the use and disclosure of Confidential Information agreed to by SanDisk or its Representatives in connection with their access to any datasite maintained in connection with a Transaction.  This Agreement shall not be modified except by a writing duly executed on behalf of the Party against whom such modification is sought to be enforced.  The failure of any Party to require performance by another Party of any provision of this Agreement shall in no way constitute a waiver thereof or affect the full right to require such performance at any time thereafter.  Should any provisions of this Agreement be found unenforceable, the remainder shall still be in effect.  This Agreement has been negotiated by the Parties and the language of this Agreement shall not be construed for or against either Party.  References to either Party in this Agreement shall include such Party’s direct and indirect subsidiaries, it being understood that each Party shall cause its direct and indirect subsidiaries to comply with the terms of this Agreement as if it were a Party hereto.  Either the original or copies, including, without limitation, facsimile transmissions, of this Agreement, may be executed in counterparts, each of which shall be an original as against any Party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

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The Parties have caused their respective duly authorized representatives to execute and deliver this Agreement as of the Effective Date.

FUSION-IO, INC.		SANDISK CORPORATION

By:	/s/ Shane Robison	By:	/s/ Sumit Sadana
Name: Shane Robison		Name: Sumit Sadana
Title: Chief Executive Officer		Title: Executive Vice President and Chief Strategy Officer

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